EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-39956 and 333-104705) and Registration Statements on Form S-8 (Nos. 333-70148 and 333-84852) of UbiquiTel Inc. of our report dated March 15, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 27, 2006